Exhibit (e)(19)

                    , 2014

Artisan Partners Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has reclassified the Advisor Shares of Artisan Emerging Markets Fund to be known as Investor Shares. The Fund also has an Institutional Share class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Partners Funds, Inc. and Artisan Partners Distributors LLC dated October 29, 1998, as amended February 12, 2009, Artisan Partners Funds, Inc. hereby requests that you act as Distributor for the Fund’s Investor Share Class under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:
Gregory K. Ramirez
Chief Financial Officer

Agreed to this      day of             , 2014

ARTISAN PARTNERS DISTRIBUTORS LLC

By:

Name: Sarah A. Johnson

Title: Vice President and Secretary